Exhibit 99.1


                                    CHAPARRAL
                            CHAPARRAL RESOURCES, INC.

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NEWS RELEASE
                                                     ***For Immediate Release***

                                                        For further information:
                                                             Natalie S. Hairston
                                                                    713/807-7100

CHAPARRAL RESOURCES, INC. ANNOUNCES REVERSE STOCK SPLIT AND REINCORPORATION Houston, Texas, April 22, 1999 -- Chaparral Resources, Inc. (NASDAQ: CHAR) announced today that at the Special Meeting of Shareholders held on April 21, 1999, the Company's Shareholders approved proposals to (a) effect a reverse stock split in which one share of the Company's common stock will be exchanged for every 60 shares of Company's outstanding common stock (the "Reverse Stock Split") and (b) reincorporate the Company by changing the state of incorporation from Colorado to Delaware (the " Reincorporation"). The Reverse Stock Split and Reincorporation were effective as of the close of business of April 21, 1999.

     The Company is also pleased to announce the first sale of oil from the Karakuduk Field in Kazakhstan. The first sale was approximately 95,000 barrels and was consummated on April 8, 1999 through the international market.

     The Company also announced that It was informed by Karakuduk Munai, Inc. ("KKM"), the joint venture entity through which the Company indirectly owns its interest in the Karakuduk Field, that the owner of the drilling rig currently working in the Karakuduk Field has terminated its contract with Challenger Oil Services, PLC ("Challenger"). Consequently, on April 20, 1999, KKM notified Challenger that KKM was terminating the drilling contract between KKM and Challenger. It is the Company's understanding that KKM is actively pursuing alternative contractual arrangements to continue drilling operations in the Karakuduk Field.

Chaparral Resources, Inc. is an international oil and gas exploration and production company. The Company participates in the development of the Karakuduk Field through KKM of which the Company is the operator. The Company owns a 50% beneficial ownership interest in KKM with the other 50% ownership interest being held by Kazakh investors, including KazakhOil, the government-owned oil company.

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the ability of the Company to secure financing, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates and the Company's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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